Macquarie Equipment Leasing Fund, LLC

EXHIBIT 99.1

225 Franklin Street 17th Floor, Suite 1740 Boston MA 02110 UNITED STATES	Telephone +1 617 457 0645 Fax +1 617 457 0648 Internet www.macquarie.com

16 February 2017

To	Members of the Macquarie Equipment Leasing Fund, LLC
From	Macquarie Asset Management Inc., manager of Macquarie Equipment Leasing Fund, LLC
Subject	Summary of Valuation Sources Used for Calculating the Per Share Estimated Values of a Membership Interest

This report has been prepared by Macquarie Asset Management Inc. (“MAMI”), the manager of the Macquarie Equipment Leasing Fund, LLC (“MELF”), a public company that raised $96,395,139.00 in an offering declared effective by the Securities and Exchange Commission, June 19, 2009, which offering terminated on March 19, 2012 (SEC File Number: 333-154278). This report provides MELF investors with an estimated value of a share of their limited liability membership interests (“Per Share Estimated Value”) as of December 31, 2016, (the “Valuation Date”) as required by the recently amended NASD Rule 2340(C), (the “Customer Account Statement Rule”, or “CAS Rule”). MAMI determined the Per Share Estimated Value based on information provided by third party valuation experts or services regarding the valuation of the assets and liabilities of MELF. MAMI has determined that the Per Share Estimated Value of a membership interest was $5.55, and the Per Share Estimated Value is only intended to represent the value of a membership interest as of the stated Valuation Date. MELF commenced its liquidation period as of July 1, 2016. During this period, which can last up to three years from its commencement, MELF will cease to engage in new leasing or financing opportunities and is focused on liquidating the portfolio and making final distributions to shareholders. During 2016 MELF made four periodic liquidating distributions to shareholders with a cumulative approximate per share value of $3.41. In addition to these liquidating distributions, MELF continued to make monthly regular cash distributions to shareholders which totalled approximately $0.80 cents per share in 2016. Total distributions to shareholders in 2016 on a per share basis were approximately $4.21. The reduction in the estimated per share value from $9.33 as of December 31, 2015 to $5.55 as of December 31, 2016 is due primarily to these liquidating distributions to shareholders.

MAMI monitors asset values for MELF’s portfolio by using a variety of service providers and information sources including, but not limited to, appraisals performed by third party appraisers, valuation publications (i.e. blue books), indicative offers from interested buyers, and other third-party services (i.e. equipment resellers). Below is a summary of the valuation sources used as a percentage of total investment in the portfolio as at the Valuation Date:

The following table summarizes which sources are used for each asset category in MELF’s portfolio:

Valuation Source	Asset Valued
Industry blue book	Aviation
Purchase offers	Office, Aviation, Manufacturing
Third-party service	Retail

MAMI arrived at MELF’s Per Share Estimated Value by estimating the proceeds that a holder of a membership interest would receive if all of MELF’s assets were sold in an orderly liquidation as of the close of its fiscal year ended December 31, 2016, and all proceeds from such sales, without reduction for transaction costs and expenses, together with any cash held by MELF, were distributed to the members upon liquidation of MELF. To estimate the amount that MELF’s members would receive upon such liquidation, MAMI calculated the sum of (i) the fair market value of MELF’s leases and loans, equipment held for sale or lease, and other assets, and (ii) MELF’s cash on hand. From this amount, MAMI then subtracted MELF’s total debt outstanding and then divided that sum by 9,183,494: the total number of shares outstanding at the Valuation Date.

Valuation sources were used to estimate the future market value of assets on lease, which could be sold for fair market value to the lessee or another third party buyer at lease expiration. These future market values were then discounted to arrive at a net present value (NPV) for each lease. The aggregated NPV of all leases was then used as the basis for arriving at MELF’s share price.

To the extent that MAMI used industry experts or third-party sources for valuations, we understand that these individuals or firms were aware that the information they provided was being used to estimate the projected value of the asset for MELF portfolio reporting purposes and for the purpose of satisfying the provisions of the CAS Rule. MAMI believes that the valuation methodologies and the third party sources utilized to value each class of assets conforms to standard industry practices utilized in each asset class. However, MELF’s membership shares are not listed on an independent market such as a national securities exchange and are thus deemed to be illiquid. As a result, if a MELF member sold their shares to a third party buyer the price they receive may be less than the Per Share Estimated Value presented in this report and disclosed in the MELF Annual Report to its members.

“This letter has been prepared by Macquarie Asset Management Inc (“MAMI”), the manager of Macquarie Equipment Leasing Fund, LLC (“MELF”).  The information in this letter does not constitute financial, accounting, taxation, general or personal advice and should not be relied on as such. Other than Macquarie Bank Limited (ABN 46 008 583 542), no Macquarie entity named in this letter is an authorised deposit taking institution for the purposes of the Banking Act 1959 (Cth), and the obligations of MAMI or MELF do not represent deposits or other liabilities of Macquarie Bank Limited. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of any of the obligations of MAMI or MELF.”